Exhibit 10.14

ONCORUS, INC.

CONSULTING AGREEMENT

Effective Date: April 1, 2022

This Consulting Agreement (the “Agreement”) is made as of the Effective Date set forth above by and between Oncorus, Inc. (“Client”) and John McCabe (“Consultant”).

1.
Engagement of Services. Client may issue Project Assignments to Consultant in the form attached to this Agreement as Exhibit A (each, a “Project Assignment”). Subject to the terms of this Agreement, Consultant will render the services set forth in Project Assignment(s) accepted by Consultant (the “Services”) by the completion dates set forth therein. Except as otherwise provided in the applicable Project Assignment, Consultant will be free of control and direction from the Client (other than general oversight and control over the results of the Services), and will have exclusive control over the manner and means of performing the Services, including the choice of place and time. Consultant will provide, at Consultant’s own expense, a place of work and all equipment, tools and other materials necessary to complete the Services; however, to the extent necessary to facilitate performance of the Services, Client may, in its discretion, make certain of its equipment or facilities available to Consultant at Consultant’s request. While on the Client’s premises, Consultant agrees to comply with Client’s then-current access rules and procedures, including those related to safety, security and confidentiality. Consultant agrees and acknowledges that Consultant has no expectation of privacy with respect to Client’s telecommunications, networking or information processing systems (including stored computer files, email messages and voice messages) and that Consultant’s activities, including the sending or receiving of any files or messages, on or using those systems may be monitored, and the contents of such files and messages may be reviewed and disclosed, at any time, without notice.
2.
Compensation.
a.
Client will pay Consultant the fee set forth in each Project Assignment for Services rendered pursuant to this Agreement as Consultant’s sole compensation for such Services. Consultant will be reimbursed only for expenses that are expressly provided for in a Project Assignment or that have been approved in advance in writing by Client, provided Consultant has furnished such documentation for authorized expenses as Client may reasonably request. Payment of Consultant’s fees and expenses will be in accordance with the applicable Project Assignment. Upon termination of this Agreement for any reason, Consultant will be paid fees on the basis stated in the Project Assignment(s) for work that has been completed. Unless otherwise provided in a Project Assignment, payment to Consultant of undisputed fees will be due 30 days following Client’s receipt of an invoice that contains accurate records of the work performed that are sufficient to substantiate the invoiced fees.
b.
In further consideration for the services rendered pursuant to this Agreement and for the assignment of certain of Consultant’s right, title and interest pursuant hereto, subject to approval by Client’s compensation committee, Client will treat Client’s service under this Agreement as “Continuous Service” under Client’s 2020 Equity Incentive Plan, such that the vesting of Consultant’s options shall continue so long as this Agreement remains in effect. All matters of vesting and exercisability of Consultant’s options shall be as governed by the terms of Client’s 2020 Equity Incentive Plan and any other documents between Consultant and Client setting forth the terms of such options.
3.
Ownership of Work Product. Consultant hereby irrevocably assigns to Client all right, title and interest worldwide in and to any deliverables specified in a Project Assignment and to any ideas,

1.

concepts, processes, discoveries, developments, formulae, information, materials, improvements, designs, artwork, content, software programs, other copyrightable works, and any other work product created, conceived or developed by Consultant (whether alone or jointly with others) for Client during or before the term of this Agreement, including all copyrights, patents, trademarks, trade secrets, and other intellectual property rights therein (including all rights to priority and rights to file patent applications and/or registered designs) (collectively, the “Work Product”). Consultant retains no rights to use the Work Product and agrees not to challenge the validity of Client’s ownership of the Work Product. Consultant agrees to execute, at Client’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment, including without limitation, any copyright assignment or patent assignment provided by the Client. Consultant hereby irrevocably appoints Client as Consultant’s attorney-in-fact for the purpose of executing such documents on Consultant’s behalf, which appointment is coupled with an interest. At Client’s request, Consultant will promptly record any such patent assignment with the United States Patent and Trademark Office. Client will reimburse Consultant for any reasonable out-of-pocket expenses actually incurred by Consultant in fulfilling its obligations under this section. Consultant will deliver each item of Work Product specified in each Project Assignment and disclose promptly in writing to Client all other Work Product.
4.
Other Rights. If Consultant has any rights, including without limitation “artist’s rights” or “moral rights,” in the Work Product that cannot be assigned, Consultant hereby unconditionally and irrevocably grants to Client an exclusive (even as to Consultant), worldwide, fully paid and royalty-free, irrevocable, perpetual license, with rights to sublicense through multiple tiers of sublicensees, to use, reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known or later developed. In the event that Consultant has any rights in the Work Product that cannot be assigned or licensed, Consultant unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Client or Client’s customers.
5.
License to Preexisting IP. Consultant agrees not to use or incorporate into Work Product any intellectual property developed by any third party or by Consultant other than in the course of performing services for Client (“Preexisting IP”) unless the Preexisting IP has been specifically identified and described in the applicable Project Assignment. In the event Consultant uses or incorporates Preexisting IP into Work Product, Consultant hereby grants to Client a non-exclusive, worldwide, fully-paid and royalty-free, irrevocable, perpetual license, with the right to sublicense through multiple tiers of sublicensees, to use, reproduce, distribute, create derivative works of, publicly perform and publicly display in any medium or format, whether now known or later developed, such Preexisting IP incorporated or used in Work Product.
6.
Representations and Warranties. Consultant represents and warrants that: (a) the Services will be performed in a professional manner and in accordance with the industry standards and the Work Product will comply with the requirements set forth in the applicable Project Assignment, (b) the Work Product will be an original work of Consultant, (c) Consultant has the right and unrestricted ability to assign the ownership of Work Product to Client as set forth in Section 3 (including without limitation the right to assign the ownership of any Work Product created by Consultant’s employees or contractors), (d) neither the Work Product nor any element thereof will infringe upon or misappropriate any copyright, patent, trademark, trade secret, right of publicity or privacy, or any other proprietary right of any person, whether contractual, statutory or common law, (e) Consultant has an unqualified right to grant to Client the license to Preexisting IP set forth in Section 5, (f) none of the Work Product incorporates any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Client, except as expressly agreed by the Client in writing, and (g) Consultant will comply with all applicable federal, state, local and foreign laws governing

2.

self-employed individuals, including laws requiring the payment of taxes, such as income and employment taxes, and social security, disability, and other contributions.
7.
Indemnification. Company agrees to (i) defend Consultant against third party claims, actions or suits against Consultant based on Company's exploitation of the Services and Work Products provided by Consultant and (2) indemnify Consultant for liabilities to third parties arising out of any such claim, action or suit; provided, that Company's obligations shall apply if and only if Consultant promptly provides Company written notice thereof and reasonable cooperation, information, and assistance in connection therewith. Company shall have no liability for any cost or expense, or the amount of any settlement or other voluntary disposition, that is incurred without Company's prior written consent.
8.
Independent Contractor Relationship. Consultant’s relationship with Client is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship between Client and any of Consultant’s employees or agents. Consultant is not authorized to make any representation, contract or commitment on behalf of Client. Consultant (if Consultant is an individual) and Consultant’s employees will not be entitled to any of the benefits that Client may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. Because Consultant is an independent contractor, Client will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on behalf of Consultant. Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of Services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing Services under this Agreement. No part of Consultant’s compensation will be subject to withholding by Client for the payment of any social security, federal, state or any other employee payroll taxes. Client will regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law. If, notwithstanding the foregoing, Consultant is reclassified as an employee of Client, or any affiliate of Client, by the U.S. Internal Revenue Service, the U.S. Department of Labor, or any other federal or state or foreign agency as the result of any administrative or judicial proceeding, Consultant agrees that Consultant will not, as the result of such reclassification, be entitled to or eligible for, on either a prospective or retrospective basis, any employee benefits under any plans or programs established or maintained by Client.
9.
Confidential Information. During the term of this Agreement and thereafter Consultant (i) will not use or permit the use of Client’s Confidential Information in any manner or for any purpose not expressly set forth in this Agreement, (ii) will hold such Confidential Information in confidence and protect it from unauthorized use and disclosure, and (iii) will not disclose such Confidential Information to any third parties except as set forth in this section and in Section 10 below. Consultant will protect Client’s Confidential Information from unauthorized use, access or disclosure in the same manner as Consultant protects its own confidential information of a similar nature, but in no event will it exercise less than reasonable care. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between Client and Consultant, nothing in this Agreement shall limit Consultant’s right to report possible violations of law or regulation with any federal, state, or local government agency. “Confidential Information” as used in this Agreement means all information disclosed by Client to Consultant, whether during or before the term of this Agreement, that is not generally known in the Client’s trade or industry and will include, without limitation: (a) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of Client or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; (d) existence of any

3.

business discussions, negotiations or agreements between the parties; and (e) any information regarding the skills and compensation of employees, contractors or other agents of Client or its subsidiaries or affiliates. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to Client or Consultant in the course of Client’s business. Confidential Information does not include information that (x) is or becomes a part of the public domain through no act or omission of Consultant, (y) is disclosed to Consultant by a third party without restrictions on disclosure, or (z) was in Consultant’s lawful possession without obligation of confidentiality prior to the disclosure and was not obtained by Consultant either directly or indirectly from Client. In addition, this section will not be construed to prohibit disclosure of Confidential Information to the extent that such disclosure is required by law or valid order of a court or other governmental authority; provided, however, that Consultant will first have given notice to Client and will have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued. All Confidential Information furnished to Consultant by Client is the sole and exclusive property of Client or its suppliers or customers. Upon request by Client, Consultant agrees to promptly deliver to Client the original and any copies of the Confidential Information. Consultant’s duty of confidentiality under this Agreement does not amend or abrogate in any manner Consultant’s continuing duties under any prior agreement between Consultant and Client. Notwithstanding the foregoing nondisclosure obligations, pursuant to 18 U.S.C. Section 1833(b), Consultant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
9.1
Personal Information. With respect to any Confidential Information that constitutes personal data, personal information, personally identifiable information or similar information under applicable privacy or data security laws (collectively, “Personal Information”), Consultant shall not (i) sell Personal Information or (ii) retain, use or disclose Personal Information for any purpose other than the specific purpose of providing the Services. For the avoidance of doubt, the foregoing prohibits Consultant from “selling” Personal Information, as defined in the California Consumer Privacy Act of 2018 (as amended, the “CCPA”), and from retaining, using, or disclosing Personal Information outside of the direct business relationship between Consultant and Client or for a “commercial purpose” (as defined in the CCPA). Consultant hereby certifies that it understands the obligations under this Section 8.1 and will comply with them.
(a)
Consultant shall use reasonable security measures appropriate to the nature of any Personal Information in its possession or control to protect the Personal Information from unauthorized access, destruction, use, modification, or disclosure.
(b)
The parties acknowledge and agree that Consultant’s access to Personal Information is not part of the consideration exchanged by the parties in respect of the Agreement.
(c)
If any individual contacts Consultant to make a request pertaining to their Personal Information, Consultant shall promptly forward the request to Client and shall not respond to the individual except as instructed by Client. Consultant shall promptly take such actions and provide such information as Client may request to help Client fulfill requests of individuals to exercise their rights under the applicable privacy or data security laws, including, without limitation, requests to access, delete, opt-out of the sale of, or receive information about the processing of, Personal Information pertaining to them. Consultant agrees to cooperate with Client to further amend the Agreement as may be necessary to address compliance with applicable privacy or data security laws.

4.

10.
Consultant’s Employees, Consultants and Agents. Consultant shall have the right to disclose Confidential Information only to those of its employees, consultants, and agents who have a need to know such information for the purpose of performing Services and who have entered into a binding written agreement that is expressly for the benefit of Client and protects Client’s rights and interests in and to the Confidential Information to at least the same degree as this Agreement. Client reserves the right to refuse or limit Consultant’s use of any employee, consultant or agent or to require Consultant to remove any employee, consultant or agent already engaged in the performance of the Services. Client’s exercise of such right will in no way limit Consultant’s obligations under this Agreement.
11.
Term and Termination.
11.1
Term. The initial term of this Agreement is through September 30, 2022, unless earlier terminated as provided in this Agreement.
11.2
Termination Without Cause. Consultant may terminate this Agreement without cause, at any time when no Project Assignment is in effect upon 15 days’ prior written notice to Client.
11.3
Termination for Cause. Either party may terminate this Agreement immediately in the event the other party has materially breached the Agreement and failed to cure such breach within 3 days after notice by the non-breaching party is given.
11.4
Survival. The rights and obligations contained in Sections 3 (“Ownership of Work Product”), 4 (“Other Rights”), 5 (“License to Preexisting IP”), 6 (“Representations and Warranties”), 9 (“Confidential Information”) and 13 (“Non-solicitation”) will survive any termination or expiration of this Agreement.
12.
No Conflicts. Consultant will refrain from any activity, and will not enter into any agreement or make any commitment, that is inconsistent or incompatible with Consultant’s obligations under this Agreement, including Consultant’s ability to perform the Services. Consultant represents and warrants that Consultant is not subject to any contract or duty that would be breached by Consultant’s entering into or performing Consultant’s obligations under this Agreement or that is otherwise inconsistent with this Agreement.
13.
Non-solicitation. Consultant agrees that during the Term of this Agreement, and for one (1) year thereafter, Consultant will not either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of Client to terminate his, her or its relationship with Client in order to become an employee, consultant, or independent contractor to or for any other person or entity.
14.
Successors and Assigns. Consultant may not subcontract or otherwise delegate or assign this Agreement or any of its obligations under this Agreement without Client’s prior written consent. Any attempted assignment in violation of the foregoing will be null and void. Subject to the foregoing, this Agreement will be for the benefit of Client’s successors and assigns, and will be binding on Consultant’s assignees.
15.
Notices. Any notice required or permitted by this Agreement will be in writing and will be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by electronic mail, telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice will be sent to the addresses set forth below or such other address as either party may specify in writing.

5.

16.
Governing Law. This Agreement will be governed in all respects by the laws of the United States of America and by the laws of the Commonwealth of Massachusetts, without giving effect to any conflicts of laws principles that require the application of the law of a different jurisdiction.
17.
Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement will not be affected or impaired thereby.
18.
Waiver. The waiver by Client of a breach of any provision of this Agreement by Consultant will not operate or be construed as a waiver of any other or subsequent breach by Consultant.
19.
Injunctive Relief for Breach. Consultant’s obligations under this Agreement are of a unique character that gives them particular value; breach of any of such obligations will result in irreparable and continuing damage to Client for which there will be no adequate remedy at law; and, in the event of such breach, Client will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).
20.
Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all services undertaken by Consultant for Client; provided, however, that in the event of any conflict between the terms of this Agreement and any Project Assignment, the terms of the applicable Project Assignment will control, provided that the Project Assignment specifically calls out the applicable Section number of this Agreement to be superseded and has been signed by an authorized officer of Client. The parties have entered into separate agreements related to Consultant’s previous employment relationship with Client. These separate agreements govern the previous employment relationship between Consultant and Client, have or may have provisions that survive termination of Consultant’s relationship with Client under this Agreement, may be amended or superseded without regard to this Agreement, and are enforceable according to their terms without regard to the enforcement provision of this Agreement. This Agreement may only be changed or amended by mutual agreement of authorized representatives of the parties in writing. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Remainder of page intentionally left blank]

6.

The parties have executed this Agreement as of the Effective Date.

CLIENT:

Oncorus, Inc.

By:	/s/ Ted Ashburn

	Name:	/s/ Theodore (Ted) Ashburn, M.D., Ph.D
	Title:	Chief Executive Officer

Email:

Address:		50 Hampshire Street, Suite 401
Cambridge, MA 02139

CONSULTANT: John McCabe

/s/ John McCabe
Signature

Title (if applicable)

Email

Address:

For copyright registration purposes only, Consultant must provide the following information:

Date of Birth:___ __________________

Nationality or domicile:__United States____________

7.

EXHIBIT A

Project Assignment #1 Under Consulting Agreement

Dated: April 1, 2022

Project:

Consultant will render the following services to Client as Client may from time to time request:

Consultant shall assist the Client by providing advice and services related to his resignation from the role of Chief Financial Officer of Client and the transition of related duties relative to Client’s finance function.

Consultant shall render services as requested by Client determined by mutual arrangement between Consultant and Ted Ashburn of Client, to whom Consultant will report. In addition, Consultant will be available for a reasonable number of telephone and/or written consultations.

Fees And Reimbursement:

Cash Fee: $220.00 per hour.

Consultant will be reimbursed for third party expenses (at cost) if approved in writing in advance by Client.

Consultant will invoice Client monthly for services and expenses and will provide such reasonable receipts or other documentation of expenses as Client might request, including copies of time records.

Payment terms: Client will be invoiced on the first day of each month for services rendered and expenses incurred during the previous month.

The parties have executed this Project Assignment as of the date first written above.

CLIENT:

ONCORUS, INC.

By:

Name:
Title:

CONSULTANT: JOHN MCCABE

Signature

Title (if applicable)